UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 16, 2006

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Alpharetta, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Joel M. Campbell has been appointed President--Industrial Energy Europe, effective October 20, 2006. Mr. Campbell, 59, joined the Company in February 2006 as Vice President & General Manager North American Recycling. Between August 1999 and February 2006, Mr. Campbell was retired. From 1998 to 1999, Mr. Campbell served as Senior Vice President--North American Aftermarket at Tenneco. Mr. Campbell also previously served in several executive positions at Cooper Industries from 1988 to 1998, including President of Cooper Automotive. Mr. Campbell has more than 30 years of management experience with various manufacturing companies.

As a result of his promotion, Mr. Campbell's annual base compensation will be increased to $300,000. Mr. Campbell's target level in the Company's short-term incentive plan will be increased to 50% of base salary and would increase to 100% of base salary for the current fiscal year if the Company meets its stretch budget under the EP Plan as previously disclosed in the Company's July 7, 2006 Report on Form 8-K. Mr. Campbell's participation in the Company's Long Term Incentive Plan will be increased to 125% of base salary, consistent with the level for the Company's other executive officers, and will be granted an additional performance unit award payable in cash, as well as additional stock options and restricted stock as of October 20, 2006 commensurate with the higher participation level. Mr. Campbell will receive a cost of living adjustment commensurate with his relocation to Budingen, Germany. Mr. Campbell will also receive assistance from the Company for his relocation to Budingen and upon his return to the United States, if Mr. Campbell is still employed with the Company at that time.

Mr. Campbell succeeds Neil S. Bright, who has elected to leave the Company, effective October 20, 2006, to pursue personal interests. The terms of Mr. Bright's severance are currently being negotiated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

October 20, 2006	By:	Gordon A. Ulsh

Name: Gordon A. Ulsh
Title: President & Chief Executive Officer